Exhibit 10.29

West Georgia Bank Letterhead

May 10, 2004

W. Steven J. Haack
2375 Grant Place
Villa Rica, Georgia 30180

     Re:     Employment Letter Agreement

Dear Steve:

     The purpose of this letter is to amend that certain letter agreement entered into between you and West Georgia National Bank (“WGNB”) dated August 31, 2000, as amended by that certain letter agreement between you and WGNB dated April 11, 2002 (together, the “Agreement”). This letter shall be treated as an amendment to the Agreement pursuant to the “Miscellaneous” section of the Agreement. The Agreement shall remain in full force and effect, except as explicitly amended below:

The paragraph of the Agreement entitled “Term” shall be replaced with the following:

Term. This Agreement shall be effective for a term of three (3) years beginning on May 10, 2004, and automatically shall be extended for one additional year if neither party gives notice of termination more than 90 days before the expiration of the three-year term.

If you agree with the terms of this letter, please signify by signing below.

Sincerely,

West Georgia National Bank

By:	L. Leighton Alston
Its:	Chief Executive Officer

Agreed to and accepted, this                      day of                     , 2004.

Steven J. Haack